Issuer Free Writing Prospectus

Dated November 2, 2021

Filed Pursuant to Rule 433

relating to the

Preliminary Prospectus Supplement

dated November 2, 2021 and

Prospectus dated March 8, 2021

Registration Statement No. 333-254015

$750,000,000

$400,000,000 2.400% Senior Notes due 2031 (the “2031 Notes”)

$350,000,000 3.050% Senior Notes due 2052 (the “2052 Notes”)

Issuer:	Arthur J. Gallagher & Co.

Expected Ratings
(Moody’s/S&P/Fitch)*:	Baa2 (stable) / BBB (stable) / BBB (stable)

Security Type:	Senior, Unsecured

Principal Amount:	2031 Notes: $400,000,000
2052 Notes: $350,000,000

Issue Price:	2031 Notes: 99.568% plus accrued interest, if any, from November 9, 2021
2052 Notes: 98.966% plus accrued interest, if any, from November 9, 2021

Proceeds to Issuer (after underwriting
discount but before offering expenses):	2031 Notes: $395,672,000
2052 Notes: $343,318,500

Trade Date:	November 2, 2021

Settlement Date:	November 9, 2021 (T+5)

Maturity Date:	2031 Notes: November 9, 2031
2052 Notes: March 9, 2052

Coupon:	2031 Notes: 2.400% per annum
2052 Notes: 3.050% per annum

Interest Payment Dates:	2031 Notes: Semi-annually on May 9 and November 9 of each year, commencing on
May 9, 2022
2052 Notes: Semi-annually on March 9 and September 9 of each year, commencing on
March 9, 2022

Benchmark Treasury:	2031 Notes: 1.250% due August 15, 2031
2052 Notes: 2.375% due May 15, 2051

Benchmark Treasury Price/Yield:	2031 Notes: 97-09+ / 1.549%
2052 Notes: 109-14 / 1.953%

Spread to Benchmark Treasury:	2031 Notes: 90 basis points
2052 Notes: 115 basis points

Yield to Maturity:	2031 Notes: 2.449%
2052 Notes: 3.103%

Optional Redemption:	2031 Notes: Prior to August 9, 2031, make-whole call at the greater of 100% of the principal amount of the 2031 Notes to be redeemed and the discounted present value through the par call date at the applicable Treasury Rate plus 15 basis points, plus accrued and unpaid interest

On or after August 9, 2031, par call plus accrued and unpaid interest

2052 Notes: Prior to September 9, 2051, make-whole call at the greater of 100% of the principal amount of the 2052 Notes to be redeemed and the discounted present value through the par call date at the applicable Treasury Rate plus 20 basis points, plus accrued and unpaid interest

On or after September 9, 2051, par call plus accrued and unpaid interest

Change of Control:	Upon certain change of control events, at 101% of the principal amount of Notes, plus accrued and unpaid interest.

Use of Proceeds:	The Issuer expects to use the net proceeds of this offering for general corporate purposes, which may include funding a portion of the WTW Transaction.

CUSIP/ISIN:	2031 Notes: 04316J AA7 / US04316JAA79
2052 Notes: 04316J AB5 / US04316JAB52

Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC
BMO Capital Markets Corp.
Barclays Capital Inc.
Citigroup Global Markets Inc.

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322 or J.P. Morgan Securities LLC at 1-212-834-4533.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified in this communication, which will be the fifth business day following the Trade Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, investors who wish to trade the Notes on the Trade Date or the following two business days, by virtue of the fact that the Notes initially will settle T+5, should specify an alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the Trade Date or the following two business days should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.